EXHIBIT 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
PRG-Schultz International, Inc.:
We consent to the incorporation by reference in the registration statements (Nos. 333-64125, 333-08707, 333-30885, 333-61578, 333-81168, 333-100817 and 333-137438) on Form S-8 and (No. 333-134698) on Form S-3 of PRG-Schultz International, Inc. and subsidiaries (the Company) of our report dated March 17, 2006, except for discontinued operations and operating segment adjustments as described in notes 2 and 5, respectively, as to which the date is March 12, 2008, with respect to the consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the year ended December 31, 2005, and related financial statement schedule, which report appears in the December 31, 2007 annual report on Form 10-K of the Company.
Our report dated March 17, 2006, except for discontinued operations and operating segment adjustments as described in notes 2 and 5, respectively, as to which the date is March 12, 2008, with respect to the consolidated statements of operations, shareholders’ equity (deficit), and cash flows for the year ended December 31, 2005, and related financial statement schedule, contains an explanatory paragraph regarding matters that raise substantial doubt about the Company’s ability to continue as a going concern. The consolidated financial statements referred to above and related financial statement schedule do not include any adjustments that might result from the outcome of that uncertainty.
/s/ KPMG LLP
Atlanta, Georgia
March 12, 2008